Exhibit 10.22

TALAWAR TX INC.

May 29, 2026

Praveen Tipirneni

[Email]

Dear Praveen:

We are very pleased to invite you to join the board of directors (the “Board”) of Talawar Tx Inc. (the “Company”) as a director.

Following your appointment to the Board, which shall occur after the Company has obtained the requisite corporate approvals for such appointment, you will be eligible to receive equity awards in the Company under the terms of the Company’s 2026 Equity Incentive Plan (the “2026 Plan”).

Subject to approval by the Board, the Company shall grant to you a stock option (the “First Option”) under the 2026 Plan, to purchase that number of shares as represent 0.2% of the Company’s fully diluted equity as of the date such grant is approved (the “First Option Shares”) of the Company’s common stock, $0.00001 par value per share (the “Common Stock”), at an exercise price per share equal to the fair market value per share of the Common Stock, as determined by the Board, on the date of the grant of the First Option (the “Grant Date”). Promptly after the Grant Date, the Company and you shall execute and deliver to each other the Company’s then standard form of stock option agreement, evidencing the First Option and the terms thereof. The First Option shall be subject to, and governed by, the terms and provisions of the 2026 Plan and your stock option agreement (which shall provide that any vested portion of the First Option will remain exercisable for a period of ninety (90) days following termination of your service (other than for Cause (as defined in the 2026 Plan) and other than due to your death or disability)).

Subject to your continued service through each applicable vesting date, twenty-five percent (25%) of the First Option Shares shall vest on the first anniversary of the date you are appointed to the Board (the “Start Date”), and the remaining seventy-five percent (75%) of the First Option Shares shall vest in substantially equal monthly installments over the thirty-six (36) months thereafter, such that the First Option Shares shall be fully vested on the fourth anniversary of your Start Date.

Any shares acquired upon exercise of the First Option shall be subject to the terms and conditions of the 2026 Plan, your stock option agreement and any other applicable agreements required pursuant to the 2026 Plan.

Subject to approval by the Board, following, concurrently with, or prior to the closing of (x) an initial public offering, a financing or series of financings whereby the Company raises at least $75 million in the aggregate, or (y) a reverse merger transaction and PIPE financing (collectively, the “Strategic Transaction”), the Board shall determine in good faith your fully diluted ownership of the Company (taking into account all outstanding equity awards and other rights to acquire shares of Common Stock held by you, and assuming conversion or exercise of all outstanding convertible or exercisable securities). If your fully diluted ownership is less than 0.2%, subject to approval by the Board, the Company shall grant you an additional equity award (the “Top-Up Award”) such that your fully diluted ownership equals no less than 0.2%; provided, however, that if following the Strategic Transaction the Company has raised more than $200 million in financing, including the cash acquired through a merger, then such Top-Up Award shall be calculated as if such Strategic Transaction resulted in the Company receiving an aggregate of $200 million in gross proceeds. The Top-Up Award shall be granted in a form determined by the Board. The Top-Up Award shall vest in substantially equal monthly installments over forty-eight (48) months from the applicable date(s) of grant, subject to your continued service through each applicable vesting date. The Top-Up Award shall be subject to, and governed by, the terms and provisions of the 2026 Plan and, as applicable, your stock option agreement (which shall provide for a three (3) month post-termination exercise period (other than for Cause and other than due to your death or disability)).

As a director of the Board who is not an employee of the Company, you will receive a cash retainer of $40,000 paid annually.

Upon your appointment to the Board, the Company will provide you with its standard form of indemnification agreement entered into with each of its directors and officers. The Company will also reimburse any reasonable and documented expenses (including reasonable travel expenses) incurred by you in your service to the Company as director.

In accepting this offer, you are representing to us that you do not know of any conflict that would restrict you from becoming a director of the Company. Nothing in this offer should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the Company’s Amended and Restated Certificate of Incorporation, Bylaws, stockholder agreements (if any) and applicable U.S. laws.

You acknowledge that as a result of your service as a director you will obtain confidential information and proprietary information relating to or provided by the Company and its affiliates. During and after your service with the Company, you shall not use for your benefit or disclose confidential information, proprietary information, knowledge or data relating to or provided by the Company and its affiliates. You hereby agree to execute the non-disclosure agreement in substantially the form attached as Exhibit A hereto.

[Signature page follows]

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. This letter sets forth the terms of your proposed directorship with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you.

Sincerely,

Daniel Becker
Daniel Becker
Chairperson of the Board of Directors of Talawar Tx Inc.

Accepted as of the date first written above:

/s/ Praveen Tipirneni
Praveen Tipirneni

Exhibit A

Non-Disclosure Agreement